SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

Filed by the Registrant      X

Filed by a Party other than the Registrant

Check the appropriate box:

[ ]	Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

NEW HORIZONS WORLDWIDE, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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[ ]	Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

New Horizons Worldwide Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2001

To Our Stockholders:

     The Annual Meeting of Stockholders of New Horizons Worldwide, Inc. (the "Company") will be held at the Newport Beach Marriott Suites Hotel, Newport Beach, California, on Tuesday, May 8, 2001, at 9:00 a.m., local time, to consider and act upon the following:

1.	The election of two Directors whose three-year term of office will expire in 2004;

2.

The amendment of Article IV of the Company’s Amended Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 15,000,000 shares of Common Stock to 20,000,000 shares of Common Stock; and

3.	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Holders of Common Stock of record at the close of business on April 3, 2001 are entitled to notice of and to vote at the Annual Meeting.

     Whether or not you expect to be personally present at the Annual Meeting, please be sure that the enclosed proxy is properly marked, signed and dated, and returned without delay in the enclosed prepaid envelope. Such action will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if you cannot attend.

By Order of the Board of Directors,

/s/ ________________________
Stuart O. Smith
SECRETARY

April 13, 2001

NEW HORIZONS WORLDWIDE, INC.
1231 East Dyer Road, Suite 110
Santa Ana, CA 92705-5643

PROXY STATEMENT
Mailed On April 13, 2001

ANNUAL MEETING OF STOCKHOLDERS
To be held on May 8, 2001

     Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of New Horizons Worldwide, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 8, 2001, and any adjournments thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting which accompanies this Proxy Statement.

     Only stockholders of record as of April 3, 2001 will be entitled to vote at the Annual Meeting or any adjournments thereof. As of that date, 9,960,397 shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Company were issued and outstanding. Each share of Common Stock outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. The Company’s Amended Certificate of Incorporation (the “Certificate”) does not provide for cumulative voting rights. Execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. Any stockholder has the right to revoke a proxy by written notice to the Secretary of the Company at any time before it is exercised, including by executing another proxy, bearing a later date, or by attending the Annual Meeting and voting in person.

     A properly executed proxy returned in time to be cast at the Annual Meeting will be voted in accordance with the instructions contained thereon, if it is returned duly executed and is not revoked. If no choice is specified on the proxy, it will be voted “FOR” the election of all of the individuals nominated by the Board of Directors, “FOR” the amendment of Article IV of the Certificate to increase the number of authorized shares of Common Stock from 15,000,000 shares of Common Stock to 20,000,000 shares of Common Stock, and “FOR” the other proposals set forth in the Notice of Annual Meeting.

     At the Annual Meeting, in accordance with the Delaware General Corporation Law and the Certificate, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. Pursuant to the Company’s By-Laws, at the Annual Meeting the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, constitute a quorum. The shares represented at the Annual Meeting by proxies which are marked, with respect to the election of Directors, as “withheld” or, with respect to any other proposal, “abstain,” will be counted as shares present for purposes of determining whether a quorum is present.

     Under the rules of the New York Stock Exchange, brokers who hold shares in street name for beneficial owners have the authority to vote on certain items when they have not received instructions from such beneficial owners. Under applicable Delaware law, if a broker returns a proxy and has not voted on a certain proposal, such broker non-votes will count for purposes of determining whether a quorum is present.

     Pursuant to the Company’s By-Laws, at the Annual Meeting, a plurality of the votes cast is sufficient to elect a nominee as a Director. In the election of Directors, votes may be cast in favor or withheld. Votes that are withheld or broker non-votes will have no effect on the outcome of the election of Directors. Approval of the amendment to the Company’s Certificate requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, and broker non-votes with respect to the amendment will have the same effect as a vote against the amendment.

     Pursuant to the Company’s By-Laws, all other questions and matters brought before the Annual Meeting will be decided by the vote of the holders of a majority of the outstanding shares entitled to vote thereon present in person or by proxy at the Annual Meeting, unless otherwise provided by law or by the Certificate. In voting on matters other than the election of Directors, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the proposal on which the abstention is noted and will have the effect of a vote against the proposal. In voting on proposals other than the amendment of the Company’s Certificate, broker non-votes are not counted as present and entitled to vote for purposes of determining whether such a proposal has been approved and will have no effect on the outcome of such other proposal.

     The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and regular employees of the Company in person or by mail, telephone, telegraph, facsimile or electronic mail, following the original solicitation.

SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     The following table sets forth information with respect to Common Stock owned on March 30, 2001, unless otherwise noted, by each person known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock at such date, the number of shares owned by each such person and the percentage of the outstanding shares represented thereby. The table also lists beneficial ownership of Common Stock by each of the Company’s Directors, each nominee for election as a Director, each executive officer named in the summary compensation table set forth in this Proxy Statement, and all Directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

Curtis Lee Smith, Jr.	1,048,897	10.5%
1231 East Dyer Road, Suite 110
Santa Ana, CA 92705-5643
Stuart O. Smith	1,687,885	16.9%
1231 East Dyer Road, Suite 110
Santa Ana, CA 92705-5643
Thomas J. Bresnan(1)	555,181	5.3%
David A. Goldfinger(2)	115,000	1.1%
Richard L. Osborne(3)	40,000	*
William H. Heller(4)	111,250	1.1%
Scott R. Wilson(5)	72,500	*
Kenneth M. Hagerstrom(6)	61,125	*
Robert S. McMillan(7)	46,000	*
Select Equity Group, Inc.(8)	925,376	9.3%
380 Lafayette Street, 6th Floor
New York, NY 10003
Fidelity Management & Research Company(9)	919,960	9.2%
82 Devonshire Street
Boston, MA 02109
All Directors and Executive Officers as a Group (9 persons)	3,737,838	34.3%

* Less than 1%.

(1)	Mr. Bresnan’s ownership figure includes 514,500 shares which may be acquired upon the exercise of immediately exercisable stock options.
(2)	Mr. Goldfinger's ownership figure includes 90,000 shares which may be acquired upon the exercise of immediately exercisable stock options.
(3)	Mr. Osborne’s ownership figure includes 40,000 shares which may be acquired upon the exercise of immediately exercisable stock options.
(4)	Mr. Heller’s ownership figure includes 108,750 shares which may be acquired upon the exercise of immediately exercisable stock options.
(5)	Mr. Wilson’s ownership figure includes 71,250 shares which may be acquired upon the exercise of immediately exercisable stock options.
(6)	Mr. Hagerstrom’s ownership figure includes 61,125 shares which may be acquired upon the exercise of immediately exercisable stock options.
(7)	Mr. McMillan’s ownership figure includes 46,000 shares which may be acquired upon the exercise of immediately exercisable stock options.
(8)	Based solely upon information in a Schedule 13-G filed with the Securities and Exchange Commission dated February 10, 2001.
(9)	Based solely upon information in a Schedule 13-G filed with the Securities and Exchange Commission dated February 26, 2001.

ELECTION OF DIRECTORS

     The Company’s Board of Directors consists of seven members divided into three classes. Each class of Directors is elected to a three-year term. At the Annual Meeting, two Directors will be elected to serve in the class whose three-year term will expire at the Annual Meeting to be held in 2004.

     Unless otherwise directed, the persons named in the accompanying proxy will vote for the election of the two nominees set forth in the table below as Directors of the Company for a three-year term. In the event of the death or inability to act of either of the nominees, the proxies will be voted for the election of such other person as the Board of Directors may recommend. The Board of Directors has no reason, however, to anticipate that this will occur. In no event will the accompanying proxy be voted for more than two nominees or for persons other than those named below and any such substitute nominee for any of them.

     The following table lists the nominees for election at the Annual Meeting, the Directors who will continue in office subsequent to the Annual Meeting, and certain other information with respect to each individual.

Nominees for Election for a Three-Year Term Ending in 2004

Name	Age	Principal Occupation and History

DAVID A. GOLDFINGER (1)	65	Director

Mr. Goldfinger has served as a Director of the Company since July 1986. Mr. Goldfinger served as President of U.S. Consolidated, Inc., a Cleveland, Ohio-based manufacturers' representative agency, from 1966 to 1991. From January 1992 to the present, Mr. Goldfinger has served as President of M.S.C.I. Holdings, Inc., a Tavernier, Florida-based private consulting and investment corporation. Mr. Goldfinger has served as a member of the Company's Compensation Committee and Audit Committee during the term of his Directorship.

RICHARD L. OSBORNE (1)	63	Director

Mr. Osborne has served as a consultant to the Company since July 1986, and was elected to the Company’s Board of Directors in January 1989. Now Professor of Management Practice, he served as the Executive Dean of the Weatherhead School of Management, Case Western Reserve University, Cleveland, Ohio, from 1971 to 1999. Mr. Osborne is also a management consultant, and serves on the Board of Directors of Ohio Savings Financial Corporation, a Cleveland, Ohio-based savings bank holding company, Myers Industries, Inc., an Akron, Ohio-based manufacturer of plastic and rubber parts for the automotive and other industries, and NCS HealthCare, Inc., a Cleveland, Ohio-based provider of pharmacy services to long-term care institutions, as well as several privately held corporations. Mr. Osborne has served as a member of the Company’s Compensation Committee and Audit Committee during the term of his Directorship.

Page 4
CURTIS LEE SMITH, JR. (2) (3)	73	Chairman of the Board and Director

Mr. Smith has served as the Company's Chairman of the Board and as a Director since July 1986, and had the additional titles and duties of President from August 1989 through July 1992 and Chief Executive Officer from July 1986 to August 1999. Mr. Smith served as President of National Copper & Smelting Co., a Cleveland, Ohio-based manufacturer and distributor of copper products, from 1962 to 1985, and as President of NCS Holdings Corporation (“NCS”), a Cleveland, Ohio-based holding company which operated a copper tubing importing and fabricating business. Mr. Smith also serves as a Director of Interdent, Inc. and Strategic Diagnostics Inc., both public companies.

WILLIAM H. HELLER (2)	62	Director

Mr. Heller was formerly a partner with the public accounting firm of KPMG Peat Marwick LLP from February 1971 until December 1991, and currently manages his own asset management firm, William H. Heller & Associates. He was elected as a Director on July 1, 1992. Mr. Heller also serves as a Director of Ohio Savings Financial Corporation, a Cleveland, Ohio-based savings and loan holding company, The New Organics Company, a Boston, Massachusetts-based producer of organic food products, and Telarc International, Inc., a Cleveland, Ohio-based producer of compact discs and tapes. Mr. Heller has served as a member of the Company's Audit Committee and Compensation Committee during the term of his Directorship.

STUART O. SMITH (3) (4)	68	Vice Chairman of the Board, Secretary and Director

Mr. Smith has served as a Director of the Company since July 1986, as the Company's Secretary since February 1989 and as Vice Chairman of the Board since August 1992. Mr. Smith served as a Vice President from July 1986 to August 1992. Mr. Smith also served as Vice President of National Copper & Smelting Co. from 1962 to 1985 and as Vice President of NCS from 1985 to 1988.

Page 5

THOMAS J. BRESNAN (4)	48	President, Chief Executive Officer and Director

Mr. Bresnan joined the Company in August 1992. He served as the Company's President and Chief Operating Officer until September 1, 1999. On that date, Mr. Bresnan became the Company's Chief Executive Officer, in addition to continuing to serve as President. Mr. Bresnan has served as the Chairman and Chief Executive Officer of New Horizons Education Corporation since its acquisition by the Company in August 1994. Mr. Bresnan was elected a Director in May 1993.

SCOTT R. WILSON (4)	49	Director

Mr. Wilson has served as principal outside legal counsel to the Company since July 1986. Mr. Wilson has been with the law firm of Calfee, Halter & Griswold LLP, Cleveland, Ohio, since 1977, and has been a partner in such firm since 1984. His practice focuses on mergers and acquisitions and general corporate law. He was elected a Director in May 1991.

(1)	Term as Director expires in 2001; nominee for a three-year term expiring in 2004.
(2)	Term as Director expires in 2002.
(3)	Curtis Lee Smith, Jr., and Stuart O. Smith are brothers.
(4)	Term as Director expires in 2003.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has two standing Committees: the Audit Committee and the Compensation Committee.

     The Audit Committee, of which Messrs. David A. Goldfinger, Richard L. Osborne and William H. Heller are members, oversees the accounting functions of the Company, including matters related to the appointment and activities of the Company’s auditors. Each of the members of the Audit Committee is independent, as defined under Nasdaq listing standards. The Audit Committee met two times during the year ended December 31, 2000.

     The Compensation Committee consists of Messrs. William H. Heller, David A. Goldfinger and Richard L. Osborne. The Compensation Committee reviews and makes recommendations as well as certain decisions concerning executive salaries and bonuses. It also administers the Company's Omnibus Equity Plan approved by the stockholders of the Company at the Annual Meeting of Stockholders held on May 5, 1998. The Compensation Committee met one time during the year ended December 31, 2000.

     The Board of Directors of the Company held twelve meetings during 2000. All of the Directors attended at least 75% of the meetings of the Board of Directors and each Committee on which each served.

     During 2000, Directors who are not employees of the Company received an annual fee of $20,000, payable quarterly. Such fee is intended to compensate the Directors for all Board and Committee meetings. At the meeting of the Board held on November 26, 1997 and at the Annual Meeting of Stockholders held May 5, 1998, the 1997 Outside Directors Elective Stock Option Plan was approved. Pursuant to this plan, each non-employee Director was permitted to elect to take one-half or all of his fees for each of years 1998, 1999 and 2000 in options by electing to do so at a date specified in the plan and prior to January 1 of the year for which such fees would be payable. For 2001, each non-employee Director of the Company will receive $15,000 and options to purchase 15,000 shares of Common Stock at a price of $14.44 per share.

     As of December 31, 2000, options granted to individuals pursuant to the Outside Directors Plan were outstanding to purchase 12,500 shares of Common Stock at an average price of $5.20 per share. In September 1996, options to purchase an aggregate of 50,000 shares of Common Stock at an option price of $7.05 were granted to non-employee Directors of the Company, of which 37,500 options remain outstanding as of December 31, 2000. As of December 31, 2000, options granted to individuals pursuant to the 1997 Outside Directors Elective Stock Option Plan were outstanding to purchase 200,000 shares of Common Stock at an average price of $13.56 per share. In December 2000, options to purchase an aggregate of 60,000 shares of Common Stock at an option price of $14.44 per share were granted to non-employee Directors of the Company pursuant to the Omnibus Equity Plan.

COMPENSATION OF EXECUTIVE OFFICERS

     The table below shows information concerning the annual and long-term compensation for services in all capacities to the Company for each of the past three fiscal years, of all those persons who were, (i) the Chief Executive Officer and (ii) the other executive officers of the Company (the “Named Officers”) during 2000:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-term Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Other(1)	Options/SARs	Compensation

Thomas J. Bresnan(2)	2000	300,000	64,200	–	10,000	–
President, Chief Executive Officer,	1999	278,078	–	–	12,500	–
and Director	1998	237,693	172,500	–	12,500	–

Kenneth M. Hagerstrom	2000	220,000	37,356	–	40,000	–
Executive Vice President, New	1999	200,000	–	–	62,500	–
Horizons Computer Learning	1998	139,583	51,210	–	12,500	–
Centers, Inc.

Robert S. McMillan	2000	175,000	26,750	–	30,000	–
Vice President, Chief Financial	1999	160,000	4,000	–	12,500	–
Officer and Treasurer	1998	150,000	33,586	–	12,500	–

(1)

No Named Officer received perquisites or other personal benefits having a value exceeding the lesser of (i) 10% of such executive’s salary and bonus for 2000, 1999 and 1998 or (ii) $50,000. Pursuant to a promissory note dated August 31, 1999, Mr. Bresnan received an interest free loan from the Company in the amount of $300,000 payable on August 31, 2004. Had the loan carried a market interest rate, Mr. Bresnan would have paid $27,697 in interest in 2000 and $10,703 in interest in 1999. Pursuant to a promissory note dated October 14, 1999, Mr. Hagerstrom received an interest free loan from the Company in the amount of $100,000 payable on October 14, 2004. Had the loan carried a market interest rate, Mr. Hagerstrom would have paid $9,232 in interest in 2000 and $1,940 in interest in 1999.

(2)	Mr. Bresnan became the Company's Chief Executive Officer on September 1, 1999.

OPTION EXERCISES AND YEAR-END VALUES

The table below shows information with respect to the unexercised options to purchase the Common Stock granted under the Key Employees Stock Option Plan and the Omnibus Equity Plan to the Named Officers and held by them at December 31, 2000.

	Number of Unexercised Options Held at December 31, 2000		Value of Unexercised In-the-Money Options at December at 31, 2000*

Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas J. Bresnan	507,500	27,500	$3,822,025	$ 52,763
Kenneth M. Hagerstrom	37,500	111,875	49,563	153,478
Robert S. McMillan	30,000	56,250	92,450	130,069

*Based on the difference between the exercise price of such options and the closing price of a share of the Common Stock on Nasdaq on December 31, 2000 ($13.875).

OPTION AWARDS

The table below shows additional information on the stock options granted in 2000 under the Omnibus Equity Plan to the Named Officers, which are reflected in the Summary Compensation Table.

Name	Options Granted	Percentage of Total Options Granted to Employees in 2000	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

					5%	10%
Thomas J. Bresnan	10,000(1)	4.6%	$11.34	01/04/06	$ 81,835	$156,984
Kenneth M. Hagerstrom	40,000(1)	18.4%	$11.34	01/04/06	327,341	627,938
Robert S. McMillan	30,000(1)	13.8%	$11.34	01/04/06	245,506	470,953

(1)

Represents options awarded under the Omnibus Equity Plan. All such options vest at the rate of 20% per year commencing on the first anniversary of the grant date. All outstanding options have been awarded at an exercise price equal to the fair market value of a share of Common Stock on the date of grant, and expire on the sixth anniversary of the date of grant. In general, employees may exercise vested options awarded under the Omnibus Equity Plan for a period of three months following the date of the cessation of their employment with the Company.

Employment Agreements

     Thomas J. Bresnan. By letter agreements dated July 27, 1999 and January 4, 2000, the Company and Thomas J. Bresnan entered into an agreement relating to Mr. Bresnan’s employment with the Company and his relocation to California. First, Mr. Bresnan’s base salary was increased to $300,000 effective as of September 7, 1999. Secondly, the Company agreed to lend Mr. Bresnan up to $700,000 in the form of an interest free loan to facilitate the closing of the purchase of Mr. Bresnan’s new residence. Any amount borrowed in excess of $300,000 was to be repaid with the proceeds of the sale of Mr. Bresnan’s previous home. The $300,000 balance is payable in full on the fifth anniversary of the date of borrowing. In the event of a change of control of the Company (as defined under the Omnibus Equity Plan) that may occur within three years of the date of the first letter agreement, any amounts owed Mr. Bresnan under the loan will be forgiven. Furthermore, in the event of a change of control of the Company during such period, Mr. Bresnan will receive a lump sum payment of $1,000,000 and an excise tax gross up payment should Section 280G of the Internal Revenue Code of 1986, as amended, be applicable to any amounts received by Mr. Bresnan. In addition, all of Mr. Bresnan’s options to acquire shares of Common Stock which are not then otherwise fully exercisable shall become fully exercisable, and, should Mr. Bresnan elect to relocate within eighteen months of such change of control, the Company will reimburse him for the reasonable costs of moving his family and up to $60,000 of any loss on the resale of his California residence.

     Kenneth M. Hagerstrom. By letter agreement dated January 4, 2000, Mr. Hagerstrom was provided certain severance pay benefits made available to certain key executives of the Company. By its terms, Mr. Hagerstrom is entitled to receive a salary continuation benefit equal to the sum of his then base salary and the cost of purchasing health insurance under COBRA for a period of six months should Mr. Hagerstrom’s employment be terminated by the Company without good cause, by Mr. Hagerstrom for good reason, or as a result of Mr. Hagerstrom’s death or disability. In addition, Mr. Hagerstrom is entitled to receive a lump sum benefit of $425,000 (less applicable withholding taxes) not more than one day after a change of control of the Company, if such change of control should occur on or before December 31, 2001 and Mr. Hagerstrom remains employed by the Company or a subsidiary of the Company through the date of the change of control. He is also entitled to receive an excise tax gross up payment should Section 280G of the Internal Revenue Code, as amended, be applicable to any amounts received in connection with such change of control. These benefits are in addition to any other benefits payable by the Company to Mr. Hagerstrom. By the terms of the letter agreement, Mr. Hagerstrom confirmed the confidentiality, non-competition, non-solicitation and non-interference covenants that apply to him. For purposes of the letter agreement, “change of control” has the same meaning as given such term in the Omnibus Equity Plan. “Good cause” is defined to mean (i) any fraud, misappropriation or embezzlement in connection with the business of the Company or any subsidiary, (ii) any act of gross negligence, gross corporate waste or disloyalty with respect to the Company, (iii) any conviction of or nolo contendere plea to a felony or a first degree misdemeanor that has a material detrimental effect on the Company, (iv) repeated absenteeism, illegal drug use or excessive alcohol consumption, (v) gross neglect in the performance of duties in the event such gross neglect has not been cured within specified time limits, (vi) any public conduct that has a material detrimental effect on the Company, or (vii) any voluntary resignation or other termination of employment under circumstances in which the Company could effect such termination pursuant to the foregoing. “Good reason” is defined to mean (i) a significant reduction in position, duties, responsibilities, authority or power, (ii) a reduction of base salary, or (iii) a material reduction or discontinuance of benefits (taken as a whole), unless such reduction or discontinuance similarly affects other senior executives of the Company.

     Robert S. McMillan. By letter agreement dated January 4, 2000, Mr. McMillan was provided certain severance pay benefits made available to certain key executives of the Company. By its terms, Mr. McMillan is entitled to receive a salary continuation benefit equal to the sum of his then base salary and the cost of purchasing health insurance under COBRA for a period of six months should Mr. McMillan’s employment be terminated by the Company without good cause, by Mr. McMillan for good reason, or as a result of Mr. McMillan’s death or disability. In addition, Mr. McMillan is entitled to receive a lump sum benefit of $300,000 (less applicable withholding taxes) not more than one day after a change of control of the Company, if such change of control should occur on or before December 31, 2001 and Mr. McMillan remains employed by the Company or a subsidiary of the Company through the date of the change of control. He is also entitled to receive an excise tax gross up payment should Section 280G of the Internal Revenue Code, as amended, be applicable to any amounts received in connection with such change of control. These benefits are in addition to any other benefits payable by the Company to Mr. McMillan. By the terms of the letter agreement, Mr. McMillan confirmed the confidentiality, non-competition, non-solicitation and non-interference covenants that apply to him. For purposes of the letter agreement, “change of control” has the same meaning as given such term in the Omnibus Equity Plan. “Good cause” is defined to mean (i) any fraud, misappropriation or embezzlement in connection with the business of the Company or any subsidiary, (ii) any act of gross negligence, gross corporate waste or disloyalty with respect to the Company, (iii) any conviction of or nolo contendere plea to a felony or a first degree misdemeanor that has a material detrimental effect on the Company, (iv) repeated absenteeism, illegal drug use or excessive alcohol consumption, (v) gross neglect in the performance of duties in the event such gross neglect has not been cured within specified time limits, (vi) any public conduct that has a material detrimental effect on the Company, or (vii) any voluntary resignation or other termination of employment under circumstances in which the Company could effect such termination pursuant to the foregoing. “Good reason” is defined to mean (i) a significant reduction in position, duties, responsibilities, authority or power, (ii) a reduction of base salary, or (iii) a material reduction or discontinuance of benefits (taken as a whole), unless such reduction or discontinuance similarly affects other senior executives of the Company.

AUDIT COMMITTEE AND RELATED MATTERS

Report of the Audit Committee

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.

     Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The independent auditors audit the annual financial statements prepared by management and express an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee monitors these processes.

     In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent auditors such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

     In addition, the independent auditors provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) related to the auditors’ independence. The Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management and considered the compatibility of non-audit services with the auditors’ independence.

     The Audit Committee discussed with the Company’s financial management and independent auditors the overall scope and plans for the audit. The Audit Committee also met with the independent auditors, with and without management present, to discuss the results of the examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee considered other areas of its oversight relating to the financial reporting process that it determined appropriate.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
William H. Heller (Chairman)
David A. Goldfinger
Richard L. Osborne

Independent Auditors

     The Board of Directors, upon recommendation of the Audit Committee, has re-appointed Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 2001. Fees for services rendered by Deloitte & Touche LLP for 2000 were:

Audit Fees	All Other Fees
$101,347	$136,514

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

     The Company’s compensation programs are intended to provide its executive officers with a mix of salary, benefits and incentive compensation arrangements that are: (i) consistent with the interests of stockholders, (ii) competitive with the arrangements provided by other companies in the industry, (iii) commensurate with each executive’s performance, experience and responsibilities, and (iv) sufficient to attract and retain highly qualified executives. In making its recommendations concerning adjustments to salaries and awards under the other compensation plans, the Compensation Committee considers the financial condition and performance of the Company during the prior year and the Company’s success in achieving financial, operational and other strategic objectives. The Compensation Committee also makes an assessment of the contributions of the individual executive officer to the Company’s performance and to the achievement of its objectives, as well as the success of the executive in achieving objectives which may have been set for such individual. In assessing individual performance, the Compensation Committee also seeks to recognize individual contributions during periods when the Company experienced adverse business or financial conditions.

     Each component of an executive’s compensation package is intended to assist in attaining one or more of the objectives outlined above. The Company attempts to provide its executives with base salaries and benefits that are competitive with those of comparable companies and commensurate with the performance, experience and responsibilities of each executive. Through salary adjustments and bonuses, the Company also seeks to provide its executives with incentives to improve the Company’s financial and operational performance by providing a method for rewarding individual performance. Finally, the Key Employees’ Stock Option Plan and the Omnibus Equity Plan have been used to provide executive officers with an opportunity to acquire a proprietary interest in the Company, thereby providing these individuals with increased incentive to promote the long-term interests of the Company’s stockholders.

     While the Compensation Committee seeks to assure that the Company’s compensation programs further the objectives described above and considers the various factors outlined above in making compensation decisions, it does not take a highly formalized or objective approach to determining compensation. Instead, the Compensation Committee gives consideration to these various factors in subjectively evaluating the compensation of each individual executive.

     In 1993, Congress adopted Section 162(m) of the Internal Revenue Code. Section 162(m) limits the ability of public companies to deduct compensation in excess of $1,000,000 paid to certain executive officers, unless such compensation is “performance based” within the meaning of Section 162(m). Section 162(m) also imposes certain requirements on the composition of compensation committees. The Compensation Committee satisfies these requirements.

2000 Compensation Decisions

     Base Salary and Benefits. The base salaries and benefits provided to executive officers for 2000 were established by the Compensation Committee in accordance with the compensation philosophy discussed above. The Compensation Committee determined to make individual salary adjustments with respect to certain executive officers of the Company, based on the Compensation Committee’s subjective evaluation of the executive’s performance and the contribution to the Company.

     Bonuses. During 2000, the executive officers of the Company participated in individual bonus arrangements tied to various measures of the Company’s performance. Under these arrangements, Mr. Hagerstrom received a cash bonus in 2000 of $37,356, and Mr. McMillan received a cash bonus of $26,750.

     Stock Options. During 2000, the Company awarded 217,750 stock options to employees of the Company.

     Severance Agreements. During 2000, the Company entered into severance agreements with Messrs. Bresnan, Hagerstrom and McMillan. These agreements, which are more fully described elsewhere in this Proxy Statement, are consistent with those offered to other key executives of the Company and the Compensation Committee’s understanding of arrangements with comparable executives at other companies.

Chief Executive Officer Compensation

     The Chief Executive Officer’s compensation is determined on the basis of the Compensation Committee’s subjective assessment of the Chief Executive Officer’s performance, measured by the Company’s financial condition, results of operations and success in achieving strategic objectives. The Compensation Committee also considers the responsibilities associated with the Chief Executive Officer’s position and the level of compensation provided to Chief Executive Officers of other companies in the industry.

     The Compensation Committee reviews Mr. Bresnan's salary on an annual basis. Mr. Bresnan's base salary for 2000 was $300,000. Mr. Bresnan received a cash bonus of $64,200 in 2000. Mr. Bresnan is the beneficial owner of approximately 5.3% of the Company's Common Stock. Mr. Bresnan received options to purchase 10,000 shares of Common Stock in 2000.

THE 2000 COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Richard L. Osborne (Chairman)
David A. Goldfinger
William H. Heller

Compensation Committee Interlocks and Insider Participation

     Richard L. Osborne and William H. Heller, members of the Compensation Committee of the Board of Directors, provide certain consulting services to the Company. Mr. Osborne received $30,000 in consulting fees from the Company during 2000. Mr. Heller received $24,000 in consulting fees from the Company during 2000. The Company believes that these transactions were on terms no less favorable than would have been available in similar transactions with unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and Directors and persons who own 10% or more of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and Nasdaq. Officers, Directors and 10% or greater stockholders are required by Commission regulations to furnish the Company with copies of all Forms 3, 4, and 5 they file.

     Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, Directors and 10% or greater stockholders complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2000.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a graph comparing the yearly percentage changes in the cumulative stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Market Index (U.S.) and Company-determined peer groups for the period commencing January 1, 1996 and ended December 31, 2000. Beginning with this year's presentation, the Company has changed its peer group index because of changes that have occurred in the technology training sector. For this transition year, the Company is presenting two peer group indices: the Old Peer Group, with companies included in the Company's peer group index for 1999, and the New Peer Group, which includes a mixture of companies that deliver information technology training either in the classroom or over the Internet. The Old Peer Group includes Aris Corp., Learning Tree International, Inc. and Canterbury Information Technology, Inc., but excludes Wave Technologies Inc., which was acquired during 2000 and is no longer a public company. The New Peer Group includes Apollo Group, Inc., Career Education Corp., Corinthian Colleges Inc., DeVry, Inc., Learning Tree International, Inc., Canterbury Information Technology, Inc., SmartForce, PLC, Digital Think and ProSoft Training.com. Aris Corp. was not included in the New Peer Group because Aris has changed its business model to focus on consulting rather than training. The graph assumes that the value of the investment in the Common Stock and each index was $100 at January 1, 1996, and that all dividends, if any, were reinvested.

AMENDMENT TO THE COMPANY’S AMENDED CERTIFICATE OF INCORPORATION

     The total authorized capital stock of the Company, as set forth in Article IV of the Company’s Certificate, consists of 2,000,000 shares of Preferred Stock and 15,000,000 shares of Common Stock. Under the proposed amendment to the Certificate, the total authorized shares of Common Stock would be increased to 20,000,000 shares of Common Stock. The Board of Directors approved the proposal on February 23, 2001. A copy of the proposed amendment to Article IV of the Certificate is attached to this Proxy Statement as Appendix B. The Board of Directors does not presently contemplate proposing any other changes to the Certificate or the Company’s By-Laws. In addition to the 9,960,397 shares of Common Stock which were issued and outstanding as of March 30, 2001, the Company has reserved 702,139 shares of Common Stock for issuance pursuant to its stock option plans and agreements.

     The principal purpose for the proposal is to make available additional shares of Common Stock for possible stock splits or dividends, employee benefit plans, acquisitions, public or private stock offerings and other corporate purposes. The Company does not presently have any agreements or understandings with respect to transactions which would call for the issuance of any of the additional 5,000,000 shares of Common Stock. Stockholders have no pre-emptive rights with respect to the issuance of the additional shares of Common Stock, and the issuance of additional shares of Common Stock will not require any further stockholder approval, except as otherwise expressly required under the Delaware General Corporation Law.

     The Company’s purpose in increasing the number of authorized shares of Common Stock available for issuance is described above. Nevertheless, the authorization of additional shares of Common Stock might be considered as having the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale of the Company’s assets or similar transaction, since the issuance of additional shares of Common Stock could be used to dilute the stock ownership or voting rights of such person or entity. Moreover, any of the authorized but unissued shares of Common Stock could be privately placed with purchasers supportive of incumbent management, making a change in control of the Company more difficult.

     The Certificate contains provisions relating to stockholder approval of certain business combinations. The Certificate provides that certain business combinations involving the Company and any person beneficially owning 15% or more of the Common Stock (a “Related Person”) must be approved by the affirmative vote of not less than 66.7% of the outstanding shares of Common Stock, which shall include the affirmative vote of at least 51% of the outstanding shares of Common Stock held by stockholders other than the Related Person. However, the 66.7% and 51% voting requirements do not apply if the Company’s stockholders are asked to approve a business combination (i) which has been authorized and proposed to the Company’s stockholders by action of the Company’s Board of Directors by the affirmative vote of a majority of the Company’s Directors who were members of the Board of Directors immediately prior to the time that the Related Person involved in the business combination became a Related Person or (ii) if (a) the aggregate amount of the cash and the fair market value of the consideration other than cash to be received per share by the holders of the Common Stock in such business combination is at least equal to the greater of (1) the highest price per share, including any brokerage commissions, transfer taxes and soliciting dealer’s fees, paid or agreed to be paid by the Related Person to acquire beneficial ownership of any share of such Common Stock, with appropriate adjustments for recapitalizations, and for stock splits, stock dividends and like distributions, (2) the highest price per share, including any brokerage commissions, transfer taxes and soliciting dealer’s fees, paid by any person to acquire beneficial ownership of any shares of Common Stock on the open market at any time during the 24 month period immediately prior to the taking of such vote, or (3) the per share book value of such Common Stock at the end of the calendar quarter immediately preceding the taking of such vote, and (b) the consideration to be received by the holders of Common Stock in such business combination shall be in the same form and of the same kind as the most favorable form and kind of consideration paid by the Related Person in acquiring beneficial ownership of any of the shares of Common Stock already held, directly or indirectly, by the Related Person.

     In addition, the Certificate provides that the Board of Directors shall consist of not less than three and not more than fifteen members and shall be divided into three classes as nearly equal in number of Directors as possible. The Company’s By-Laws provide that the number of Directors shall be fixed within such limits from time to time by resolution of the Board of Directors adopted by the affirmative vote of a majority of the entire Board. No Director may be removed except for cause and by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon. The purpose of these provisions is to prevent Directors from being removed from office prior to the expiration of their respective terms, thus protecting the safeguards inherent in the classified Board structure unless dissatisfaction with the performance of one or more Directors is widely shared by the Company’s stockholders. These provisions could also have the effect of increasing the amount of time required for an acquiror to obtain control of the Company by electing a majority of the Board of Directors and may also make the removal of incumbent management more difficult and discourage or render more difficult certain mergers, tender offers, proxy contests, or other potential takeover proposals. To the extent that these provisions have the effect of giving management more bargaining power in negotiations with a potential acquiror, they could result in management using the bargaining power not only to try to negotiate a favorable price for an acquisition, but also to negotiate favorable terms for management.

     Some stockholders might consider any increase in anti-takeover protection undesirable because to the extent that any anti-takeover protection discourages speculation in short-term trading in the Common Stock, the market impact of such protection could be reduced trading and a lower price. In addition, some stockholders may favor a proposed change in management or control. However, it is not the intent of the Company to use the additional authorized shares of Common Stock to block any takeover attempt or change in management or control, without consideration of the benefits to the Company and its stockholders. There presently is no takeover proposal before the Company, nor is the Company aware that any person contemplates such a proposal.

Recommendation

     The Board of Directors recommends a vote FOR the proposal. The persons named in the accompanying proxy or their substitutes will vote such proxy FOR this proposal unless it is marked to the contrary.

OTHER MATTERS

     The Board of Directors is not aware of any matter to come before the Annual Meeting other than those identified in the Notice of Annual Meeting of Stockholders. If other matters, however, properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

     Any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with its Annual Meeting of Stockholders to be held in 2002 must do so no later than December 15, 2001. To be eligible for inclusion in the 2001 proxy materials of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934.

     The Company may use its discretion in voting proxies with respect to stockholder proposals not included in the Proxy Statement for the year ended December 31, 2001, unless the Company receives notice of such proposals prior to February 19, 2002.

     Upon the receipt of a written request from any stockholder, the Company will mail, at no charge to the stockholder, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, for the Company’s most recent year. Written requests for such report should be directed to:

Investor Relations Department
New Horizons Worldwide, Inc.
1231 East Dyer Road, Suite 110
Santa Ana, CA 92705-5643

     You are urged to sign and return your proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

By Order of the Board of Directors,

/s/ STUART O. SMITH

Stuart O. Smith
Secretary

Appendix A

New Horizons Worldwide, Inc.

Charter of the Audit Committee of the Board of Directors

I.   Audit Committee Purpose

  The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

    Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

    Monitor the independence and performance of the Company’s independent auditors.

    Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

    Report to the Board of Directors on a regular basis so that the Board is kept informed of the activities of the Audit Committee on a current basis.

    Encourage adherence to, and continuous improvement of, the Company’s policies, procedures, and practices at all levels.

  The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.   Audit Committee Composition and Meetings

  Audit Committee members shall meet the requirements of the Exchange Commission and the National Association of Securities Dealers. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

  Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

  The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors limited review procedures.

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III.   Audit Committee Responsibilities and Duties

  Review Procedures

  Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with applicable regulations or requirements.

  Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

  In consultation with the management and the independent auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management’s responses, including the status of previous recommendations.

  Review with financial management and the independent auditors the company’s quarterly financial results prior to the release of earnings and/or the company’s quarterly financial statements prior to filing or distributions. Discuss any significant changes to the Company’s accounting principles and any- items required to be communicated by the independent auditors in accordance with SAS 61 (see item 12). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

  Independent Auditors

  The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

  Approve fees and other significant compensation to be paid to the independent auditors.

  On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

  Review the independent auditors audit plan and engagement letter - discuss scope, staffing, locations, reliance upon management, and general audit approach.

  Inquire about changes to the audit plan, restrictions on scope of activities, or access to required information.

  Inquire about the existence and substance of any significant accounting accruals, reserves, or estimates made by management that had a material impact on the financial statements.

  Inquire of management and the independent auditors if there were any significant financial accounting or reporting issues discussed during the accounting period and, if so, how they were resolved or if not resolved, inquire as to the disagreements.

  Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

  Review with management and the independent auditors their assessments of the adequacy of internal controls, and the resolution of identified material weaknesses and reportable conditions in internal controls, including the prevention or detection of management override or compromise of the internal control system.

  A-2

  Other Audit Committee Responsibilities

  On at least an annual basis, review with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

  Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

  Review financial and accounting personnel succession planning within the Company.

  Annually review policies and procedures as well as audit results associated with directors’ and officers’ expense accounts and perquisites. Annually review a summary of directors’ and officers’ related party transactions and potential conflicts of interest.

  Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

  Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations.

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Appendix B

Proposed Amendment
to the Company’s
Amended Certificate of Incorporation

     The first sentence of Article IV of the Company’s Amended Certificate of Incorporation (which is the only portion of the Amended Certificate of Incorporation affected by this proposal) shall be deleted and replaced by the following:

     “The total authorized capital stock of the Corporation consists of Twenty-Two Million (22,000,000) shares, of which number Two Million (2,000,000) are shares of Preferred Stock, without par value (“Preferred Stock”), and Twenty Million (20,000,000) are shares of Common Stock, par value $.01 per share (“Common Stock”).”